UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 24, 2007
NOBLE ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-07964 Commission File Number	73-0785597 (I.R.S. Employer Identification No.)

100 Glenborough, Suite 100 Houston, Texas	77067

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 872-3100

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory
                   Arrangements of Certain Officers.
     (e) Adoption of Material Compensatory Plan.
     On April 24, 2007, the stockholders of Noble Energy, Inc. (the “Company”) approved an amendment to the Company’s 1992 Stock Option and Restricted Stock Plan (the “1992 Plan”) that increased the number of shares of the Company’s common stock authorized for issuance under the 1992 Plan from 18,500,000 to 22,000,000 shares. The following is a brief description of the principal features of the 1992 Plan as amended. The summary does not purport to be a complete description of all provisions of the 1992 Plan and is qualified in its entirety by reference to the text of the 1992 Plan, a copy of which is attached to this Form 8-K as Exhibit 10.1.
     Under the 1992 Plan, shares of common stock may be subject to grants of nonqualified options, stock appreciation rights (“SARs”), or awards of restricted stock to officers and other employees of the Company or its affiliates. The 1992 Plan must be administered by a committee of the Company’s Board of Directors (the “Board”), which must consist of two or more directors who are (1) Non-Employee Directors as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and (2) Outside Directors as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The Company’s Compensation, Benefits and Stock Option Committee meets these requirements and currently administers the 1992 Plan.
     Nonqualified option grants represent the right to purchase shares of the Company’s common stock over a period of up to ten years at the option price on the date of grant and upon such terms and conditions, consistent with the provisions of the 1992 Plan, as are specified by the committee at the time of grant. The option price for each share of common stock covered by a nonqualified option will not be less than the greater of (1) the par value of the share (currently $3.33 1/3 per share) or (2) 100 percent of the fair market value of the share at the time the nonqualified option is granted. The 1992 Plan defines “fair market value” for grant purposes as the average of the reported high and low trading price of the Company’s common stock on the New York Stock Exchange on the date of grant.
     SARs may be granted to eligible employees in conjunction with all or any portion of a nonqualified option either at the time of the initial nonqualified option grant or at any time after the initial grant while the nonqualified option is outstanding. SARs entitle the holder to receive, without payment to the Company (except for applicable withholding taxes), the excess of the aggregate fair market value per share with respect to which the SAR is then being exercised (determined as of the date of the exercise) over the aggregate purchase price of the shares as provided in the related nonqualified option. Payment may be made in shares of already-owned common stock or in cash, or a combination thereof, as determined by the committee. SARs generally will be subject to the same terms and conditions and exercisable to the same extent as nonqualified options.
     The 1992 Plan provides that shares of restricted stock may be awarded by the committee to eligible employees. Restricted stock is common stock of the Company that may not be sold, assigned, transferred, discounted, exchanged, pledged or otherwise encumbered or disposed of until the terms and conditions set by the committee, which terms and conditions may include, among other things, the achievement of specific goals, have been satisfied (“Restricted Period”). During the Restricted Period, unless specifically provided otherwise in accordance with the terms of the 1992 Plan, the recipient of restricted stock would be the record owner of the shares and have all the rights of a stockholder with respect to the shares, including the right to vote and the right to receive dividends or other distributions made or paid with respect to the shares. The committee has the authority to cancel all or any portion of any outstanding restrictions prior to the expiration of the Restricted Period with respect to any and all of the shares of restricted stock.
     The 1992 Plan contains antidilution provisions applicable in the event of certain increases or decreases in the number of outstanding shares of the Company’s common stock, in which event appropriate adjustments will be made in the maximum number of shares of common stock subject to the 1992 Plan and the number of shares and option prices under then-outstanding nonqualified options.
     The Board may at any time amend, suspend or terminate the 1992 Plan; provided, however, the Board may not, without approval of the stockholders of the Company, amend the 1992 Plan so as to (1) increase the maximum number of shares subject thereto, or (2) reduce the option price per share covered by options granted under the 1992 Plan below the price specified in the 1992 Plan. Additionally, the Board may not modify, impair or cancel any outstanding nonqualified option or SARs related thereto, or the restrictions, terms or conditions applicable to shares of restricted stock, without the consent of the holder thereof.
Item 9.01. Financial Statements and Exhibits.
     (d)     Exhibits. The following exhibit is furnished as part of this current Report on Form 8-K:
                10.1     Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan (as amended through April 24, 2007).
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE ENERGY, INC.
Date: April 30, 2007	By:	/s/ Arnold J. Johnson
Arnold J. Johnson
Vice President, General Counsel & Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan (as amended through April 24, 2007).